                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        MARTEK BIOSCIENCES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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
                         MARTEK BIOSCIENCES CORPORATION
                                6480 DOBBIN ROAD
                            COLUMBIA, MARYLAND 21045



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


   The 1999 Annual Meeting of Stockholders of Martek Biosciences Corporation will be held at the Corporation's headquarters, 6480 Dobbin Road, Columbia, Maryland on Thursday, March 11, 1999, at 11:00 a.m. for the following purposes:

   1. To elect four members of the Board of Directors for the term expiring at the 2002 Annual Meeting of Stockholders;

   2. To consider and act upon such other business as may properly come before the meeting.

   Only stockholders of record at the close of business on January 15, 1999 are entitled to notice of and to vote at the meeting.

   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. THE PERSON EXECUTING THE PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED.

   ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

                                        By Order of the Board of Directors

                                        /s/ STEVE DUBIN
                                        STEVE DUBIN
                                        Secretary

Columbia, Maryland
January 29, 1999

                         MARTEK BIOSCIENCES CORPORATION
                                6480 DOBBIN ROAD
                            COLUMBIA, MARYLAND 21045

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 11, 1999

   This Proxy Statement is furnished on or about January 29, 1999 to stockholders of Martek Biosciences Corporation (the "Corporation"), 6480 Dobbin Road, Columbia, Maryland 21045, in connection with the solicitation by the Board of Directors of the Corporation (the "Board") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held on Thursday, March 11, 1999 beginning at 11:00 A.M. local time at the Corporation's headquarters, 6480 Dobbin Road, Columbia, Maryland. The stockholder giving the proxy has the power to revoke the proxy at any time before it is exercised. Such right of revocation is not limited by or subject to compliance with any formal procedure. The proxy solicitation materials were mailed on or about January 29, 1999 to all stockholders of record on January 15, 1999.

   The cost of soliciting proxies will be borne by the Corporation. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Corporation's Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by the Corporation by mail or by personal interview, telephone or telegraph by officers and other management employees of the Corporation, who will receive no additional compensation for their services.

   At the close of business on January 15, 1999, there were 14,909,954 shares of the Common Stock of the Corporation outstanding and entitled to vote at the meeting. Only stockholders of record on January 15, 1999 will be entitled to vote at the meeting, and each share will have one vote.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

   The Board is divided into three classes of directors. At each Annual Meeting, members of one of the classes, on a rotating basis, are elected for a three-year term. At this meeting, four directors for the term expiring at the 2002 Annual Meeting of Stockholders are to be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. Proxies representing shares held on the record date which are returned duly executed will be voted, unless otherwise specified, in favor of the four nominees for the Board named below. All such nominees are currently directors of the Corporation. There is no nominating committee of the Board.

   Each of the nominees has consented to be named herein and to serve on the Board if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election in his or her stead of such other person as the Board may recommend.

   The following table presents information concerning persons nominated for election as directors of the Corporation and for those directors whose term of offices will continue after the meeting, including their current membership on committees of the Board of Directors, principal occupations or affiliations during the last five years and certain other directorships held. For additional information concerning the nominees for director, including stock ownership and compensation see "Beneficial Ownership of Common Stock" and "Compensation."

NOMINEES FOR ELECTION AS A DIRECTOR FOR TERMS EXPIRING IN 2002:

Jules Blake, Ph.D.  . . . . . . . . . . . . . .    Member - Audit Committee.
Age 74                                             Dr. Blake served as Vice President of Research and Development, and later Vice
                                                   President, Corporate Scientific Affairs, for Colgate-Palmolive from 1973 until
                                                   1989. Following his retirement in 1989, Dr. Blake accepted an appointment as
                                                   Industrial Research Institute Fellow at the Office of Science and Technology
                                                   Policy, Executive Office of the President, where he served until 1991. Dr. Blake also serves as a director for Gene Logic, Inc. and Procyte Corporation. Dr. Blake
                                                   has been a director of the Corporation since 1990.

Henry Linsert, Jr.  . . . . . . . . . . . . . .    Chairman of the Board and Chief Executive Officer of the Corporation
Age 58                                             since 1988.

Ann L. Johnson, M.D.  . . . . . . . . . . . . .    Member - Compensation Committee.
Age 62                                             Dr. Johnson has served as a physician on the neonatology staff of Mills Peninsula
                                                   Hospital since 1992. Dr. Johnson has a private practice in psychiatry and psychopharmacology. Dr. Johnson has been a director of the Company since March
                                                   1995.

Sandra Panem, Ph.D. . . . . . . . . . . . . . .    Member - Audit Committee.
Age 52                                             Dr. Panem is President of Vector Fund Management, L.P. ("VFM") and is responsible for running the day-to-day operations for the Vector Later-Stage Equity Fund,
                                                   L.P. and Vector Later-Stage Equity Fund II, L.P. funds focused on later-stage companies. Prior to joining VFM, she served as Vice President and Portfolio
                                                   Manager for the Oppenheimer Global BioTech Fund, a mutual fund that invested in public and private biotechnology companies. Prior to joining Oppenheimer, Dr.
                                                   Panem was a Vice President at Salomon Brothers Venture Capital, a fund focused on early and later-stage life sciences and technology investments. Dr. Panem has been a director of the Company since May 1995. Prior to that time, she served as a director from June 1990 until February 1993. Dr. Panem also serves as a director for IBAH, Inc. and Synaptic Pharmaceutical Corporation.

DIRECTORS CONTINUING IN OFFICE:

Douglas J. MacMaster, Jr. . . . . . . . . . . .    Member - Compensation Committee.
Age 68                                             Mr. MacMaster served in various management positions at Merck & Co., Inc. from
                                                   1961 to 1988, at which time he was appointed Senior Vice President responsible for ten divisions, including Manufacturing and Technology, and Pharmaceutical
                                                   Manufacturing. Mr. MacMaster retired from Merck in 1991 and currently serves as a director for American Precision Industries, Inc., Flamel Technologies, SA, Neose
                                                   Technologies, Inc., Oravax, Inc., Stratton Mutual Funds and U.S. Biosciences,
                                                   Inc. Mr. MacMaster has been a director of the Corporation since 1993. Term expires in 2001.

John H. Mahar . . . . . . . . . . . . . . . . .    Member - Compensation Committee.
Age 64                                             Mr. Mahar has served as President of Hillside Management, a consulting firm, since 1992. From 1991 to 1992, Mr. Mahar was a Vice President at Salomon Brothers
                                                   Inc. serving as a principal for the Venture Capital Fund. From 1985 to 1991, Mr.
                                                   Mahar was Executive Vice President and Chief Operating Officer of Elf
                                                   Technologies, Inc., a venture capital firm. Mr. Mahar was reelected as a director of the Corporation in February 1993. Prior to that time, he served as a director of the Corporation from 1988 until 1991. Term expires in 2001.

Eugene H. Rotberg . . . . . . . . . . . . . . .    Member - Audit Committee.
Age 69                                             Since 1990, Mr. Rotberg has been an independent advisor to international development and financial institutions. From 1987 to 1990, Mr. Rotberg was
                                                   Executive Vice President and a member of the Executive Committee at Merrill Lynch
                                                   & Co., Inc. From 1969 to 1987, Mr. Rotberg was Vice President and Treasurer of
                                                   the World Bank. Mr. Rotberg has been a director of the Corporation since 1992.
                                                   Term expires in 2001.

Gordon S. Macklin . . . . . . . . . . . . . . .    Since 1992, Mr. Macklin has been an independent corporate financial
Age 70                                             advisor. He serves as a director for Fund American Enterprise Holdings, Inc., MCI
                                                   World Com., Med Immune, Inc., Spacehab, Inc., Real 3-D and director, trustee, managing general partner, as the case may be, for 49 of the investment companies in the Franklin Templeton Group of Funds. From 1987-1992, Mr Macklin served as
                                                   Chairman of the Hambrecht & Quist Group. He is also the former president of the
                                                   National Association of Securities Dealers, Inc. (Nasdaq). Mr. Macklin has been a director of the Corporation since November, 1998, filling the seat vacated by the retirement of Bruce E. Elmblad. Term expires in 2000.

Richard J. Radmer, Ph.D.  . . . . . . . . . . .    President of the Corporation since its founding in 1985.
Age 56                                             Term expires in 2000.

William D. Smart  . . . . . . . . . . . . . . .    Member - Compensation Committee.
Age 72                                             From 1955 until his retirement in 1987, Mr. Smart served in a variety of capacities for Abbott Laboratories, a pharmaceutical and healthcare company, most recently as President of Ross Laboratories, the nutritional products division of
                                                   Abbott Laboratories, and Corporate Vice President of Abbott Laboratories. Mr.
                                                   Smart has been a director of the Corporation since 1991. Term expires in 2000.

BOARD COMMITTEES

   The Board has established a Compensation Committee and an Audit Committee.

   The Compensation Committee of the Board has the authority and performs all the duties related to the compensation of management of the Corporation, including determining policies and practices, changes in compensation and benefits for management, determination of employee benefits and all other matters relating to employee compensation. The Compensation Committee also administers the Company's 1986 Stock Option Plan, as amended and restated in 1992 and the Company's 1997 Stock Option Plan (collectively the "Option Plans"). This Committee met five times during fiscal 1998. During the fiscal year ended October 31, 1998, the Compensation Committee consisted of Messrs. MacMaster, Mahar, Smart and Dr. Johnson.

   The Audit Committee reviews the internal accounting and internal control procedures of the Corporation, consults with the Corporation's independent accountants and reviews the plan and scope of their audits as well as their findings and recommendations upon completion of the audit. During the fiscal year ended October 31, 1998, the Audit Committee consisted of Dr. Blake, Mr. Elmblad, Mr. Rotberg and Dr. Panem and met twice. Mr. Elmblad retired as a director of the Corporation in September, 1998.

ATTENDANCE AT MEETINGS

   In addition to Committee meetings, during fiscal 1998, the Board held five meetings. All directors of the Corporation attended 75% or more of all Board meetings and Committee meetings on which each director served.

DIRECTORS' FEES

   Each director who is not an employee of the Corporation receives an annual retainer of $10,000, plus expenses. These directors are also eligible to receive options under the Corporation's 1994 Directors' Stock Option Plan ("Director Plan") or the Company's Option Plans since all shares available for grant under the Directors' Plan had been granted prior to October 31, 1998. Currently, each eligible director is entitled each year to options to purchase 5,000 shares of stock on the day of the Corporation's Annual Meeting of Stockholders, provided he or she has served as a Director of the Corporation for at least one year as of such Annual Meeting of Stockholders or otherwise has received Board approval for the grant. In addition, each newly elected director is entitled to options to purchase 10,000 shares of the Corporation's Common Stock upon joining the Board. (Effective November 4, 1998, the Board increased the number of options newly elected directors will receive from 7,500 shares to 10,000.) Directors may also be compensated for special assignments delegated by the Board. In the year ended October 31, 1998 each director nominee, other than Mr. Linsert and Dr. Radmer, received options to purchase 5,000 shares at $14.44 per share under the Director Plan or the Option Plans. Mr. Macklin, as a newly elected member of the Board, received options to purchase 10,000 shares at $8.63 per share under the Option Plans. All option grants to Directors are granted at the closing price for the Corporation's Common Stock as reported on the NASDAQ Stock Market's National Market on the day prior to the date of grant.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   The Securities Exchange Act of 1934 requires the Corporation's directors, executive officers and 10% stockholders to file reports of ownership of equity securities of the Corporation and to furnish copies of such reports to the Corporation. Based on a review of such reports, the Corporation believes that, during the fiscal year ended October 31, 1998, all such filing requirements were met.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

   The following table sets forth certain information as of January 15, 1999 (unless otherwise specified) with respect to the beneficial ownership of the Corporation's Common Stock of each person who is known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, each director and nominee, each Named Executive Officer (as defined below), and all directors and executive officers as a group:

NAME AND ADDRESS OF                                               SHARES BENEFICIALLY
BENEFICIAL OWNERS                                                      OWNED (1)         PERCENTAGE OF CLASS
-------------------                                              ---------------------   -------------------
H&Q Healthcare Investors
  and H&Q Life Sciences
  Investors . . . . . . . . . . . . . . . . . . . . .                 780,224(2)                5.23%
  50 Rowes Wharf
  Boston, MA 02110

Bank America Corporation  . . . . . . . . . . . . . .               1,505,379(3)               10.10%
  100 North Tryon Street
  Charlotte, NC 28255

The College Retirement Equities Fund  . . . . . . . .               1,283,650                   8.61%
  730 Third Avenue
  New York, NY 10017

Trade Street Investment Association   . . . . . . . .               1,316,379                   8.83%
  Nationsbank Plaza
  101 South Tryon Street
  Suite 1000
  Charlotte, NC 28255

State of Wisconsin Investment Board
  121 East Wilson Street
  Madison, WI 53702 . . . . . . . . . . . . . . . . .               1,309,000                   8.78%

Henry Linsert, Jr.  . . . . . . . . . . . . . . . . .                 474,590(4)                3.13%

Richard J. Radmer, Ph.D.  . . . . . . . . . . . . . .                 472,000(5)                3.15%

Steve Dubin . . . . . . . . . . . . . . . . . . . . .                 164,800(6)                1.10%

David J. Kyle, Ph.D.  . . . . . . . . . . . . . . . .                 220,815(7)                1.47%

Thomas C. Fisher  . . . . . . . . . . . . . . . . . .                 182,505(8)                1.21%

Jerome C. Keller  . . . . . . . . . . . . . . . . . .                 108,000(9)                  *

Jules Blake, Ph.D . . . . . . . . . . . . . . . . . .                  23,955(10)                 *

Ann L. Johnson, M.D.  . . . . . . . . . . . . . . . .                  18,500(11)                 *

Gordon S. Macklin . . . . . . . . . . . . . . . . . .                  51,143                     *

Douglas J. MacMaster  . . . . . . . . . . . . . . . .                  53,500(12)                 *

John H. Mahar . . . . . . . . . . . . . . . . . . . .                  19,350(13)                 *

Sandra Panem, Ph.D. . . . . . . . . . . . . . . . . .                 508,288(14)               3.38%

Eugene H. Rotberg . . . . . . . . . . . . . . . . . .                  60,250(15)                 *

William D. Smart  . . . . . . . . . . . . . . . . . .                  43,500(16)                 *

All Executive Officers and Directors
as a group (14 persons) . . . . . . . . . . . . . . .               2,401,196                  15.21%

--------------
*   Less than one percent.

     (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of January 15, 1999 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

     (2) Includes 441,000 and 339,224 shares owned by H&Q Healthcare Investors ("HQH") and H&Q Life Sciences Investors ("HQL"), respectively. Hambrecht &Quist Capital Management Incorporated, a wholly-owned subsidiary of Hambrecht &Quist Group Incorporated, which itself wholly owns Hambrecht &Quist LLC,is the investment advisor to both HQHand HQLand therefore may be deemed to have beneficial ownership of the shares held by them.

     (3) Nationsbank Holding Corporation shares voting and dispositive power with respect to these shares and Nationsbanc Capital Corporation shares voting power with respect to 972,432 of such shares.

     (4) Includes currently exercisable options and options exercisable within 60 days of January 15, 1999, to purchase 260,000 shares.

     (5) Includes 175,000 shares owned by Dr. Radmer's wife, 225,000 shares owned by the Radmer Family L.P., and currently exercisable options and options exercisable within 60 days of January 15, 1999 to purchase 72,000 shares. Excludes 59,300 shares owned by other members of Dr. Radmer's family, and Dr. Radmer disclaims beneficial ownership of those shares.

     (6) Includes currently exercisable options and options exercisable within 60 days of January 15, 1999 to purchase 91,000 shares.

     (7) Includes currently exercisable options and options exercisable within 60 days of January 15, 1999 to purchase 93,750 shares.

     (8) Includes currently exercisable options and options exercisable within 60 days of January 15, 1999 to purchase 125,000 shares.

     (9) Consists of currently exercisable options and options exercisable within 60 days of January 15, 1999 to purchase 108,000 shares.

    (10)  Includes currently exercisable options to purchase 21,000 shares.

    (11)  Includes currently exercisable options to purchase 17,500 shares.

    (12)  Includes currently exercisable options to purchase 43,500 shares.

    (13)  Consists of currently exercisable options to purchase 19,350 shares.

    (14) Includes 390,352 shares owned and 95,936 shares issuable upon exercise of outstanding warrants held by Vector Later-Stage Equity Fund, L.P., ("VLSEF"). Sandra Panem, a director of the Corporation, is (i) the President of Vector Fund Management L.P. ("VFM"), the general partner of VLSEF, and (ii) a Senior Vice President of Vector Asset Management, Inc., the general partner of VFM, and thus Dr. Panem may be deemed to have beneficial ownership of the shares and warrants owned by VLSEF. Dr. Panem currently owns 4,500 shares of Common Stock and holds options to purchase 17,500 shares.

    (15)  Includes currently exercisable options to purchase 21,000 shares.

    (16)  Includes currently exercisable options to purchase 21,000 shares.

                                  COMPENSATION

EXECUTIVE COMPENSATION

   The table below sets forth the annual and long-term compensation for services in all capacities to the Corporation for the fiscal years ended October 31, 1998, 1997 and 1996 of (i) the Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Corporation whose salary and bonus exceeded $100,000 (the "Named Executive Officers"). Mr. Peter
L. Buzy, Chief Financial Officer, joined the Company in March 1998 and receives an annual salary of $140,000. He would have been included in the table below had he been with the Company during the entire fiscal year ended October 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                                                      ----------------------
                                            ANNUAL COMPENSATION               AWARDS
NAME AND                                    -------------------               ------
PRINCIPAL                                                              SECURITIES UNDERLYING     ALL OTHER
POSITION                          YEAR     SALARY($)   BONUS ($) (1)        OPTIONS (#)        COMPENSATION ($)
--------                          ----     ---------   -------------        -----------        ----------------
Henry Linsert, Jr.,               1998     230,875         --                   30,000              --
Chief Executive                   1997     217,500         --                   50,000              --
Officer                           1996     201,990       20,450                 40,000              --

Thomas C. Fisher,                 1998     149,375         --                   20,000            5,167(2)
Sr. Vice                          1997     142,500         --                   40,000            3,900(2)
President, Operations             1996     135,887       13,750                 25,000              --

David J. Kyle,                    1998     154,375         --                   20,000              --
Sr. Vice President,               1997     145,833         --                   40,000              --
Research and                      1996     135,887       20,625                 25,000              --
Development

Steve Dubin,                      1998     147,250         --                   20,000              --
Sr. Vice President,               1997     130,500         --                   40,000              --
Business Development,             1996     121,205       18,525                 25,000              --
General Counsel,
and Secretary

Jerome C. Keller,                 1998     140,000         --                   20,000              --
Sr. Vice President,               1997      11,846         --                  150,000              --
Sales and                         1996        --           --                     --                --
Marketing (3)

------------------
(1) All Named Executive Officers received bonuses based on performance in fiscal 1996 pursuant to the Corporation's Management Cash Bonus Incentive Plan (the "Bonus Plan"). See the Report on Executive Compensation below for a description of the Bonus Plan.

(2) Consists of payments to Mr. Fisher to cover certain commuting expenses.

(3) Mr. Keller joined the Corporation in September, 1997.

OPTION GRANTS IN LAST FISCAL YEAR

   Shown below is information on grants to the Corporation's Chief Executive Officer and the Named Executive Officers of stock options pursuant to the Option Plan during the year ended October 31, 1998.

                                                                                             POTENTIAL REALIZABLE VALUE
                                                                                               AT ASSUMED ANNUAL RATES
                                                                                             OF STOCK PRICE APPRECIATION
                                                          INDIVIDUAL GRANTS                      FOR OPTION TERM (3)
                           ----------------------------------------------------------------  ---------------------------
                                                    PERCENTAGE OF
                                 NUMBER OF          TOTAL OPTIONS
                                 SECURITIES          GRANTED TO    EXERCISE OR
                                 UNDERLYING         EMPLOYEES IN    BASE PRICE   EXPIRATION
NAME                       OPTIONS GRANTED (#)(1) FISCAL YEAR 1998  ($/SH) (2)      DATE          5% ($)          10% ($)
-------------              ---------------------- ---------------- -----------   ----------       ------          -------
Henry Linsert, Jr.                 30,000                8.6           14.437     3/04/08        272,381          690,266
Thomas C. Fisher                   20,000                5.7           14.437     3/04/08        181,587          460,177
David J. Kyle                      20,000                5.7           14.437     3/04/08        181,587          460,177
Steve Dubin                        20,000                5.7           14.437     3/04/08        181,587          460,177
Jerome C. Keller                   20,000                5.7           14.437     3/04/08        181,587          460,177

---------------
(1) Options become exercisable ratably beginning six months from the date of grant through four years from the date of grant.

(2) Options were granted at the market price on the date of grant.

(3) The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price increases from the respective dates of grant in fiscal 1998 to the respective dates of expiration of such options in 2008 of 5% and 10%. These assumptions are not intended to forecast future price appreciation of the Corporation's stock price. The Corporation's stock price may increase or decrease in value over the time period set forth above.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

   Shown below is information with respect to the exercise of options to purchase the Corporation's Common Stock during fiscal 1998 under the Option Plan and unexercised options held under the Option Plan on October 31, 1998.

                                                                    NUMBER OF
                                                              SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                                           HELD AT OCTOBER 31, 1998(#)      AT OCTOBER 31, 1998($)(1)
                                                          -----------------------------    ---------------------------
                                  SHARES
                                ACQUIRED        VALUE
NAME                         ON EXERCISE(#)  REALIZED($)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                         --------------  -----------   -----------    -------------    -----------   -------------
Henry Linsert, Jr.                75,000       $492,188      254,000         76,000                --              --
Thomas C. Fisher                      --             --      121,000         54,000                --              --
David J. Kyle                      4,000          4,000       89,750         53,000                --              --
Steve Dubin                       34,000        261,375       87,000         53,000                --              --
Jerome C. Keller                      --             --      104,000         66,000                --              --

(1) Total value of unexercised options is based on the closing price of the Corporation's Common Stock of $7.75 per share on October 31, 1998.

EMPLOYMENT AGREEMENTS

   The Company entered into employment agreements with Mr. Linsert, Dr. Radmer and Dr. Kyle in May 1990. The agreement with Mr. Linsert provides for an annual salary of $120,000, which is subject to normal periodic review. In 1998, the Board of Directors voted to increase Mr. Linsert's base annual salary to $235,000. This agreement does not have a fixed term but can be terminated with six months written notice by either Mr. Linsert or the Company. This agreement also prohibits Mr. Linsert from engaging in activities competitive with those of the Company during the period of Mr. Linsert's employment and for one year after leaving the employ of the Company. The agreements with Drs. Radmer and Kyle initially provided for an annual salary of $86,000 and $55,000, respectively, subject to normal yearly adjustments. These agreements provide for a two-year initial term with respect to Dr. Radmer and a one-year initial term for Dr. Kyle which are extended automatically for successive one year periods and can be terminated upon six months written notice given prior to the end of such successive one year periods by either the Corporation or Drs. Radmer and Kyle, respectively. In 1998, the Board voted to increase both Dr. Kyle's and Dr. Radmer's base annual salary to $157,000. In March 1998, the Company entered into an employment agreement with Mr. Buzy that provides for an annual salary of $140,000 and includes a relocation reimbursement of up to $65,000. The agreement has a three year term, provides for normal periodic reviews and includes a severance fee of up to eighteen months salary. The agreement provides for a reduction of the severance fee by one twelfth for each month that Mr. Buzy's length of employment exceeds twenty four months.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board has furnished the following report on its policies with respect to the compensation of executive officers. The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933, as amended, or the 1934 Act.

   Decisions on compensation of the Corporation's executive officers generally are made by the Compensation Committee of the Board. No member of the Compensation Committee is an employee of the Corporation. Douglas J. MacMaster Jr., John H. Mahar, William D. Smart and Ann L. Johnson served as members of the Compensation Committee for the entire fiscal year 1998. All decisions by the Compensation Committee relating to the compensation of the Corporation's executive officers are reviewed by its full Board, except for decisions concerning grants under the Option Plan.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

   The Corporation's executive compensation policies are intended to provide competitive levels of compensation that reflect the Corporation's annual and long-term performance goals, reward superior corporate performance, and assist the Corporation in attracting and retaining qualified executives. Total compensation for each of the Named Executive Officers as well as the other senior executives is comprised of three principal components: base salary, annual incentive compensation and grants of options to purchase the Corporation's Common Stock. The base salaries are fixed at levels which the Compensation Committee believes are comparable to those of executives of similar status in the biosciences industry. In addition to base salary, each executive officer is eligible to receive an annual bonus tied to the Corporation's success in achieving certain annual performance measures, as well as individual performance. The Board and the Compensation Committee also believe that longer-term incentives are appropriate to motivate and retain key personnel and that stock ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. Accordingly, the Compensation Committee has a policy of considering annual grants of stock options to executive officers under the Option Plan.

   The following describes in more specific terms the three elements of compensation that implement the Committee's compensation policies reported for fiscal 1998:

   BASE SALARY. Each year the Chief Executive Officer recommends to the Compensation Committee a base salary level for each of the Named Executive Officers and other senior executives. In formulating such recommendations, the Chief Executive Officer considers industry, peer group and national surveys and performance judgments as to the past and expected future contributions of the individual senior executives. The Compensation Committee then reviews the recommendations and fixes the base salaries of each of the executive officers and of the Chief Executive Officer based on available competitive compensation data and the Compensation Committee's assessment of each officer's past performance and its expectation as to future contributions.

   MANAGEMENT CASH BONUS INCENTIVE PLAN. The Compensation Committee administers the Bonus Plan, which was instituted in 1993 and is designed to compensate key management personnel for reaching certain performance milestones and to aid the Corporation in attracting, retaining and motivating personnel required for the Corporation's continued growth. The size of the pool of funds available to be paid to eligible participants under the Bonus Plan is set by the Compensation Committee, subject to approval by the Board, as a percentage of the combined annual salaries of eligible participants. The size of the pool is based on a review of the Company's performance for the previous year as it relates to the corporate performance objectives set at the beginning of that year. Bonuses will be paid to eligible participants during the first quarter of the following fiscal year based upon the results of individual performance measured against individual objectives set at the beginning of the year. Currently, Messrs. Linsert, Radmer, Fisher, Dubin, Kyle, Keller and other senior executives are eligible to participate in the Bonus Plan.

   For fiscal years 1996 and 1997, payments under the Bonus Plan of $116,706 and $10,000 respectively, were made, representing 10.6% and 0.9% respectively, of all cash compensation paid to the Corporation's senior management. No payments were made under the bonus plan in fiscal 1998.

   LONG TERM COMPENSATION THROUGH STOCK OPTIONS. Prior to fiscal 1997, the Corporation had made grants under its 1986 Stock Option Plan, as amended and restated in 1992, to provide long-term incentives tied to increases in equity value. In fiscal 1997, this practice continued, but options were granted under the Corporation's 1997 Stock Option Plan. Both plans are referred to herein as the "Option Plan". The Option Plan is administered by the Compensation Committee. Options granted in fiscal 1998 had exercise prices ranging from $8.625 to $15.50 per share representing the fair market value of the Corporation's Common Stock at the time of the grants. Options granted under the Option Plan vest over varying terms as determined by the Committee at the time of grant. Individual option grants were made by the Compensation Committee based upon recommendations of the Chief Executive Officer and the Compensation Committee's own deliberations as to the individual's contribution to the Corporation, overall level of compensation and seniority.

   OTHER COMPENSATION PLANS. The Company maintains a defined contribution plan (the "401(k) Plan") which is intended to satisfy the tax qualification requirements of Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Corporation's senior executives are eligible to participate in the 401(k) Plan and are permitted to contribute up to the maximum percentage allowable without exceeding the limits of Code Sections 401(k), 404 and 415 (i.e., $10,000 in 1998). All amounts deferred under the 401(k) Plan's salary reduction feature by a participant vest immediately in the participant's account while contributions made by the Company vest over a five year period in the participant's account. While the Company may make "matching contributions" equal to a discretionary percentage, to be determined by the Company, of a participant's salary reductions, the Company has never made such contributions and has not yet determined whether to make such matching contributions in the future.

MR. LINSERT'S 1998 COMPENSATION

   Mr. Linsert generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation also consists of annual base salary, annual bonus and long-term equity-linked-compensation. To date, he has received 405,000 options under the Option Plan. The Committee's general approach in setting Mr. Linsert's compensation is not only to be competitive with other companies in the industry, but also to have a portion of his salary based upon the Corporation's performance.
                                        Submitted by the
                                        Members of the Compensation Committee

                                        Ann L. Johnson, M.D.
                                        Douglas J. MacMaster, Jr.
                                        John H. Mahar
                                        William D. Smart

                               PERFORMANCE GRAPH

   The following graph sets forth the Corporation's total cumulative stockholder return as compared to the NASDAQ Composite Index and the Hambrecht &Quist Biotechnology Index for the period beginning November 23, 1993 (the date of the Corporation's initial public offering) and ending October 31, 1998. Total stockholder return assumes $100.00 invested at the beginning of the period in the Common Stock of the Corporation, the stocks represented in the NASDAQ Composite Index and the Hambrecht &Quist Biotechnology Index, respectively. Total return assumes reinvestment of dividends; the Corporation has paid no dividends on its Common Stock. Historical price performance should not be relied upon as indicative of future stock performance.

                COMPARISON OF 59 MONTH CUMULATIVE TOTAL RETURN*
                     AMONG MARTEK BIOSCIENCES CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                 AND THE HAMBRECHT & QUIST BIOTECHNOLOGY INDEX


                MARTEK BIOSCIENCES          HAMBRECHT & QUIST             NASDAQ STOCK
                   CORPORATION                BIOTECHNOLOGY               MARKET (U.S.)
11/23/93             100.00                       100.00                      100.00
10/94                128.57                       100.13                      100.55
10/95                273.21                       139.29                      135.44
10/96                307.14                       158.52                      159.83
10/97                158.93                       161.85                      210.36
10/98                110.71                       186.71                      235.89

                               VOTING PROCEDURES

   Shares can be voted only if the stockholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Corporation at the above address a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Directors are elected by a plurality of the affirmative votes cast.

   Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. Abstentions and "non-votes" are treated as votes against proposals presented to stockholders other than elections of directors. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

                              INDEPENDENT AUDITORS

   The accounting firm of Ernst & Young LLP has acted as the Corporation's independent auditors for the year ended October 31, 1998 and has been selected by the Board to act as such for 1999. Representatives of Ernst & Young LLP are expected to be present at the stockholders meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

   All stockholder proposals intended to be included in the Corporation's 2000 proxy must be received by the Corporation no later than September 29, 1999 and must otherwise comply with the rules of the Securities and Exchange Commission for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting.

   All stockholder proposals intended to be presented at, but not included in the Corporation's proxy statement for, the 2000 Annual Meeting of the Corporation must be received by the Corporation no later than December 14, 1999.

                                 OTHER MATTERS

   Management knows of no matters to be presented for action at the meeting other than those mentioned above. However, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such other matters in accordance with their judgment of the best interests of the Corporation.

                                        By Order of the Board of Directors
                                        /s/ STEVE DUBIN
                                        Steve Dubin
                                        Secretary

[X] PLEASE MARK VOTES                                    REVOCABLE PROXY
AS IN THIS EXAMPLE                                MARTEK BIOSCIENCES CORPORATION
                                                                                                                     WITH-   FOR ALL
                                                                                                               FOR   HOLD    EXCEPT
       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS          The proxies are instructed
         ANNUAL MEETING OF STOCKHOLDERS - MARCH 11, 1999            to vote as follows:                        [ ]    [ ]      [ ]

        The undersigned holder of the Common Stock of Martek        Proposal 1: Election of Class I Directors.
Biosciences Corporation (the "Corporation") acknowledges receipt
of the Proxy Statement and Notice of Annual Meeting of              HENRY LINSERT, JR., JULES BLAKE, ANN L. JOHNSON AND SANDRA PANEM
Stockholders, dated January 29, 1999 and hereby constitutes and appoints Henry Linsert, Jr. and Steve Dubin or each of them
acting singularly in the absence of the other, the true and         INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
lawful proxy or proxies for and in the name of the undersigned to   INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT"AND WRITE THAT
vote the shares of Common Stock that the undersigned is entitled    NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.
to vote at the Annual Meeting of Stockholders of the Corporation
to be held on Thursday, March 11, 1999 and at any adjournment or    ----------------------------------------------------------------
adjournments thereof.
                                                                            Shares represented by all properly executed proxies
                                                                    will be voted in accordance with the instructions appearing on this proxy. In the absence of specific instructions,
                                                                    proxies will be voted FOR the election of Directors and in the best discretion of the proxy holders as to any other
                                                                    matters.

                                                                            Execute proxy exactly as your name appears on this
                                                                    form. If stock is registered in more than one name, each
                                                                    joint holder should sign. When signing as trustee, executor or other fiduciary, please so indicate.

                                          -----------------------
   Please be sure to sign and date        Date
     this Proxy in the box below.
-----------------------------------------------------------------


--- Stockholder sign above -- Co-holder (if any) sign above -----

+                                                                              +
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                  MARTEK BIOSCIENCES CORPORATION
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